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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Regal Entertainment Group:

        We consent to the use of our report dated February 27, 2009, except as to notes 2 (Summary of Significant Accounting Policies) and 15 (Condensed Consolidating Financial Information), which are as of October 13, 2009, with respect to the consolidated balance sheets of Regal Entertainment Group as of January 1, 2009 and December 27, 2007, and the related consolidated statements of income, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 1, 2009, and the effectiveness of internal control over financial reporting as of January 1, 2009, which report appears in the January 1, 2009 annual report on Form 10-K of Regal Entertainment Group incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report refers to the adoption of Statement of Financial Accounting Standards No. 123(revised), Share-Based Payment effective December 30, 2005, to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes effective December 29, 2006 and to Regal Entertainment Group retrospectively applying certain adjustments on the adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements.

/s/ KPMG LLP

Nashville, Tennessee
October 13, 2009

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM